Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 26, 2020, with respect to the consolidated balance sheets of Alerus Financial Corporation and Subsidiaries as of December 31, 2019 and 2018,  and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years  in the three-year period ended December 31, 2019, which appears in the December 31, 2019 annual report on Form 10-K of Alerus Financial Corporation and Subsidiaries and in the Registration Statement of Alerus Financial Corporation and Subsidiaries No. 333-233824 on Form S-8.

/s/ CliftonLarsonAllen LLP

Minneapolis, Minnesota

March 26, 2020